EXHIBIT 4.1

To the Shareholders of Credit Suisse Group AG

Invitation to the Extraordinary General Meeting of Shareholders

Thursday, November 19, 2015, 10:30 a.m.

(Doors open at 09:00 a.m.)

BERNEXPO, Halle 4
Mingerstrasse 6, 3014 Bern

These materials are not for release, publication or distribution (directly or indirectly) in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan. They are not an offer of securities for sale in or into the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

These materials are not an offer of securities for sale in the United States. The shares to which these materials relate have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act. There will not be a public offering of shares in the United States.

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

Agenda

1.     Ordinary Share Capital Increase without Preemptive Rights (Conditional Resolution)

2.     Ordinary Share Capital Increase with Preemptive Rights

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

Introduction

On October 21, 2015, Credit Suisse Group AG (the “Company”) announced a new strategy for the Credit Suisse group (the “Group”). Key elements of the new strategy are to scale up the private banking and wealth management franchise in the attractive markets of Asia, Eastern Europe, Middle East, Latin America and Africa, to expand profitably in the home market by growing the Swiss Universal Bank and to right-size the Investment Bank by focusing on wealth management client needs (see the press release dated October 21, 2015, as well as the shareholder letter published on the same date).

In order to support the implementation of the Group’s new strategy and to meet evolving new regulatory requirements, the Board of Directors proposes to the shareholders an increase in share capital to be carried out through two separate capital increases as follows:

• an ordinary capital increase by way of a private placement of 58,000,000 newly issued registered shares with a nominal value of CHF 0.04 each to a number of qualified investors (cf. agenda item 1 below);

• an ordinary capital increase by way of a subsequent offering of up to 260,983,898 newly issued registered shares with a nominal value of CHF 0.04 each to existing shareholders (cf. agenda item 2 below).

More detailed information on the proposed capital increases can be found on the internet at www.credit-suisse.com.

This document is provided to you subject to important disclaimers relating to public offers of securities, financial promotions and securities laws in general. See page 10 of this document.

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

1.     Ordinary Share Capital Increase without Preemptive Rights (Conditional Resolution)

A      Proposal of the Board of Directors

The Board of Directors proposes that an ordinary capital increase be resolved in accordance with the following provisions:

1.     Increase of the share capital from the current amount of CHF 65,535,813.84 by CHF 2,320,000 to the new amount of CHF 67,855,813.84, through the issuance of 58,000,000 fully paid-in registered shares with a par value of CHF 0.04 each at an issue price (Ausgabebetrag) of CHF 0.04 each.

2.     The subscription price (Bezugspreis) will be CHF 22.75 per share. The shares to be issued will be entitled to dividends as of the registration of the share capital increase in the commercial register.

3.     The shares to be issued will have no preferential rights.

4.     The contributions for the shares to be issued will be made in cash.

5.     The shares to be issued will be subject to the transfer restrictions set out in article 4 of the Articles of Association.

6.     The shareholders’ subscription rights will be withdrawn and allocated to the investors or shareholders who have signed an agreement for the subscription and purchase of such shares to be issued.

This resolution is conditional and will only take effect upon the proposal under agenda item 2 also being accepted by the Extraordinary General Meeting of Shareholders.

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

B      Explanations of the Board of Directors

The Company entered into purchase and subscription agreements with a number of qualified investors (the “Commitment Investors”) pursuant to which the Commitment Investors agreed (under customary conditions) to purchase and subscribe to a total of 58,000,000 registered shares with a nominal value of CHF 0.04 each (the “Non Preemptive Shares”) without preemptive subscription rights for existing shareholders. The Commitment Investors agreed to purchase these 58,000,000 shares to be newly issued at the subscription price of 22.75 per share. The gross proceeds of this private placement are expected to amount to CHF 1.32 billion.

In addition, the Commitment Investors agreed (i) to exercise any subscription rights that will be allotted to their Non Preemptive Shares in connection with the ordinary capital increase proposed by the Board of Directors under agenda item 2 and (ii) not to dispose of the Non Preemptive Shares until the settlement of the shares issued under the ordinary capital increase proposed by the Board of Directors pursuant to agenda item 2.

In case the Extraordinary General Meeting of Shareholders accepts both the proposal pursuant to agenda item 1 as well as the proposal pursuant to agenda item 2, the ordinary capital increase pursuant to this agenda item 1 is expected to be executed by the Board of Directors on or around November 20, 2015.

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

2.     Ordinary Share Capital Increase with Preemptive Rights

A      Proposal of the Board of Directors

Additionally, the Board of Directors proposes that a further ordinary capital increase be resolved in accordance with the following provisions:

1.     Increase of the share capital by up to CHF 10,439,355.92 through the issue of up to 260,983,898 fully paid-in registered shares with a par value of CHF 0.04 each at an issue price (Ausgabebetrag) of CHF 0.04 each. The capital increase must be executed by the Board of Directors to the extent subscribed.

2.     The shares to be issued will be entitled to dividends as of the registration of the share capital increase in the commercial register.

3.     The shares to be issued will have no preferential rights.

4.     The contributions for the shares to be issued will be made in cash.

5.     The shares to be issued will be subject to the transfer restrictions set out in article 4 of the Articles of Association.

6.     The shareholders’ subscription rights with respect to the shares to be issued will be granted directly or indirectly (subject to certain restrictions under local laws applicable to shareholders). 13 subscription rights entitle for the subscription of 2 new shares at the subscription price (Bezugspreis) of CHF 18 per share. The subscription rights shall be tradeable. The Board of Directors shall determine the further modalities for the exercise of the subscription rights. Unexercised subscription rights or registered shares for which subscription rights have been granted but not exercised shall be sold at market conditions or used otherwise in the interest of the Company.

7.     Precondition for the exercise of contractually acquired subscription rights: The transfer restrictions set out in article 4 of the Articles of Association apply.

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

B      Explanations of the Board of Directors

The ordinary capital increase pursuant to this agenda item 2, if accepted by the Extraordinary General Meeting of Shareholders, will be executed by way of a rights issue and will lead to the issuance of up to 260,983,898 registered shares with a nominal value of CHF 0.04 each (the “Offered Shares”) on or around December 3, 2015.

The subscription rights of the existing shareholders relating to the issuance of the Offered Shares will be granted by allotting to existing shareholders one subscription right (each, a “Right”) for each existing share held after close of trading on November 20, 2015. The Commitment Investors have agreed to exercise all Rights that are allocated to the Non Preemptive Shares which are to be issued pursuant to agenda item 1 (all other Offered Shares, the “Underwritten Shares”). The Rights are expected to be traded on the SIX Swiss Exchange AG. Eligible holders of Rights will be entitled to purchase the Offered Shares at the ratio of 2 Offered Shares for every 13 Rights held at the subscription price (Bezugspreis) of CHF 18 per Offered Share, all subject the terms and conditions to be set forth in a listing and offering prospectus.

On October 20, 2015, Credit Suisse Group AG entered into an underwriting agreement with a banking syndicate. Pursuant to this agreement, the banking syndicate has underwritten the Underwritten Shares (under customary conditions) and agreed to manage the Rights issue and the offering of the Offered Shares if the ordinary capital increase pursuant to this agenda item 2 is accepted by the Extraordinary General Meeting of Shareholders. The gross proceeds of this Rights issue are expected to amount to up to CHF 4.7 billion.

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

Documentation and Audiovisual Broadcast of the Extraordinary General Meeting of Shareholders

This invitation to the Extraordinary General Meeting of Shareholders, including the agenda and the proposals of the Board of Directors, will be mailed to the duly registered shareholders of Credit Suisse Group AG.

This invitation and further information on the proposed capital increases may also be found on the internet at www.credit-suisse.com.

The Extraordinary General Meeting of Shareholders will be broadcast on the internet at www.credit-suisse.com on November 19, 2015.

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

Provisions on the Exercising and Representation of Voting Rights of Shareholders

Representation of shares is only possible if the proxy has a signed instruction from a shareholder. Shares for which there is no written power of attorney, or that are only covered by a general power of attorney without specific reference to this Extraordinary General Meeting of Shareholders, cannot be represented.

Only shareholders entered in the share register with voting rights as at Monday, November 16, 2015, will be entitled to vote.

Shareholders of Credit Suisse Group AG will find a form enclosed with this invitation that can be used to:

(a)    order admission cards and voting documents, which shareholders may use to attend the Extraordinary General Meeting of Shareholders in person or to designate another person as their proxy, or

(b)    issue power of attorney and instructions to the independent proxy.

Shareholders are kindly requested to return their reply cards to Credit Suisse Group AG, Share Register, P.O. Box, 8070 Zurich, Switzerland, by Monday, November 9, 2015, at the latest, so that their admission card and voting documents can be dispatched to them in good time. Admission cards and documents will be sent out starting from Wednesday, November 11, 2015.

Power of attorney and instructions for the independent proxy can be granted in writing using the form or electronically via the web service https://gvmanager.ch. To grant power of attorney and issue instructions in writing, send the form or the admission card with voting material, in both cases with written voting instructions, until 17 November 2015 to lic. iur. Andreas G. Keller, Attorney-at-law, P.O. Box, 8070 Zurich, Switzerland.

Electronic instructions and any changes to instructions issued electronically may be submitted until Monday, November 16, 2015. If a shareholder issues instructions both electronically and in writing, the latest issued instruction applies.

Zurich, October 26, 2015	For the Board of Directors

Urs Rohner
Chairman

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Important note

The purpose of this document is to invite the shareholders of Credit Suisse Group AG to the Extraordinary General Meeting of Shareholders of Credit Suisse Group AG on November 19, 2015. This document is not an offer to sell or a solicitation of offers to purchase or subscribe for securities of Credit Suisse Group AG. This document is not a prospectus within the meaning of article 652a of the Swiss Code of Obligations, nor is it a listing prospectus as defined in the listing rules of the SIX Swiss Exchange AG or any other exchange or regulated trading facility in Switzerland or a prospectus under any other applicable laws. Copies of this document may not be sent to jurisdictions, or distributed in or sent from jurisdictions, in which this is barred or prohibited by law. The information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy, in any jurisdiction in which such offer or solicitation would be unlawful prior to registration, exemption from registration or qualification under the securities laws of any jurisdiction. A decision to participate in the capital increase with subscription rights of Credit Suisse Group AG that is put to the vote of the Extraordinary General Meeting of Shareholders on November 19, 2015, should be based exclusively on the offering and listing prospectus to be published by Credit Suisse Group AG for such purpose and not on the basis of this document. Copies of such offering and listing prospectus (and any supplements thereto) will be available free of charge as of November 23, 2015 from Credit Suisse AG, Zurich.

This document and the information contained herein is not for publication or distribution into the United States of America and should not be distributed or otherwise transmitted into the United States or to U.S. persons (as defined in the U.S. Securities Act of 1933, as amended (the “Securities Act”)) or publications with a general circulation in the United States. This document does not constitute an offer or invitation to subscribe for or to purchase any securities in the United States of America. The Shares referred to herein have not been and will not be registered under the Securities Act or the laws of any state and may not be offered or sold in the United States of America absent registration or an exemption from registration under Securities Act. There will be no public offering of the Shares in the United States of America.

The information contained herein does not constitute an offer of securities to the public in the United Kingdom. No prospectus offering securities to the public will be published in the United Kingdom. This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Not for release, publication or distribution in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa or Japan.

Any offer of securities to the public that may be deemed to be made pursuant to this communication in any EEA Member State that has implemented Directive 2003/71/EC (as amended, including by Directive 2010/73/EU, and including any applicable implementing measures in any Member State, the “Prospectus Directive”) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive.

This publication contains forward-looking statements that involve inherent risks and uncertainties, and Credit Suisse Group AG might not be able to achieve the predictions, forecasts, projections and other outcomes Credit Suisse Group AG describes or implies in forward-looking statements. A number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions Credit Suisse Group AG expresses in these forward-looking statements, including those Credit Suisse Group AG identifies in “Risk Factors” in its Annual Report on Form 20-F for the fiscal year ended December 31, 2014 and in “Cautionary statement regarding forward-looking information” in its second quarter financial report 2015 filed with the US Securities and Exchange Commission and will identify in its third quarter financial report 2015 to be filed with the US Securities and Exchange Commission, and in other public filings and press releases. Credit Suisse Group AG does not intend to update these forward-looking statements except as may be required by applicable law.

Stabilization Legend

Stabilization/FSA.

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CREDIT SUISSE GROUP AG

Paradeplatz 8

P.O. Box

8070 Zurich

Switzerland

Tel. +41 44 212 1616

Fax +41 44 333 7515

www.credit-suisse.com

229000E

The Extraordinary General Meeting will be a “climate neutral” event; unavoidable -greenhouse gas emissions generated by attendees travelling to and from the meeting, and energy consumption at the venue itself will be offset through the purchase of emission reduction certificates as part of the “Credit Suisse Cares for Climate” initiative.